PROSPECTUS SUPPLEMENT                           REGISTRATION NO. 333-31226
(To Prospectus dated February 17, 2006)         Filed Pursuant to Rule 424(b)(3)


                            [HOLDRS BROADBAND LOGO]


                        1,000,000,000 Depositary Receipts
                           Broadband HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Broadband HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Broadband HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                                                Primary
                                                                                     Share      Trading
                          Name of Company(1)                          Ticker        Amounts      Market
           ----------------------------------------------             ------        -------      ------
           Agere Systems Inc.                                         AGR         .798493151      NYSE
           Applied Micro Circuits Corporation                         AMCC            2          NASDAQ
           Broadcom Corporation                                       BRCM            3          NASDAQ
           Ciena Corporation                                          CIEN            2          NASDAQ
           Comverse Technology, Inc.                                  CMVT            2          NASDAQ
           Conexant Systems, Inc.                                     CNXT            2          NASDAQ
           Corning, Inc.                                              GLW             9           NYSE
           Freescale Semiconductor Class B                            FSLB         1.98747       NASDAQ
           JDS Uniphase Corporation                                   JDSU           11.8        NASDAQ
           Lucent Technologies, Inc.                                   LU             29          NYSE
           Motorola, Inc.                                             MOT             18          NYSE
           Mindspeed Technologies                                     MSPD          0.6667       NASDAQ
           Nortel Networks Corporation                                 NT             28          NYSE
           PMC-Sierra, Inc.                                           PMCS            1          NASDAQ
           Qualcomm Incorporated                                      QCOM            16         NASDAQ
           RF Micro Devices, Inc.                                     RFMD            2          NASDAQ
           Skyworks Solutions, Inc.                                   SWKS          0.702        NASDAQ
           Sycamore Networks, Inc.                                    SCMR            3          NASDAQ
           Tellabs, Inc.                                              TLAB            4          NASDAQ
           Tut Systems                                                TUTS        0.0326432      NASDAQ

----------------------
(1) Effective April 4, 2006, Terayon Communication System Inc. (NASDAQ Ticker "TERNE") a component of the Broadband HOLDRS Trust, was delisted from trading on NASDAQ. As set forth in the prospectus for the Trust, because Terayon Communication System was not listed for trading on another national securities exchange, or through NASDAQ, within five business days from the date of delisting, it was distributed by The Bank of New York at a rate of was 0.02 Terayon Communication System Inc. shares per Broadband HOLDRS on April 19, 2006.


         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2006.